Exhibit 10.58
Amendment No. 1 to Collaboration Agreement

This amendment to the Collaboration Agreement (this “Amendment”) is made and entered into as of the 24th day of January, 2012 (the “Execution Date”), by and between Amgen Inc., a Delaware corporation with a place of business at 1 Amgen Center Drive, Thousand Oaks, CA 91320 (“Amgen”), and Glaxo Group Limited, registered in England as company number 305979, doing business as “GlaxoSmithKline” and having its principal office at Glaxo Wellcome House, Berkley Avenue, Greenford, Middlesex, UB6 0NN, United Kingdom (“GSK”).

WITNESSETH:

WHEREAS, GSK and Amgen entered into a Collaboration Agreement dated July 27, 2009 (the “Agreement”), governing GSK's rights to commercialize Ivory in the Collaboration Territory; and

WHEREAS, the Parties desire to amend the Agreement with respect to certain matters relating to Product Trademarks and brand security, among other things, pursuant to Section 16.19 of the Agreement, as set forth below.

NOW THEREFORE, in consideration of the covenants and obligations expressed herein, and intending to be legally bound, the Parties agree as follows:

1.	Capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement.

2.	Section 10.2 is hereby deleted in its entirety and replaced with the following language:

“Brand Security and Anti-Counterfeiting. The Parties will establish contacts for communication regarding brand security issues and will each reasonably cooperate with the other with respect thereto. The Parties will develop and implement an anti-counterfeiting strategy with respect to Ivory in the Collaboration Territory, including the following elements: (i) agreement on a counterfeit incident management process enabling the most effective response to incidents of suspected counterfeit Ivory and (ii) using a risk-based approach, identification of countries in the Collaboration Territory where Amgen will record its right to use the Product Trademark with the applicable governmental customs authorities and provide authority training. In the event that a Party becomes aware of suspected counterfeit Ivory in the Collaboration Territory, the Party with such knowledge shall promptly notify the other Party in writing using reasonable efforts to do so within five (5) business days, except in cases where local law requires a more prompt response (e.g., with respect to an inquiry from a local customs authority wherein response times may be very short), in which case the Parties shall endeavor to give written notice more promptly. After such written notice, the Parties shall confer and endeavor to reach consensus as to a mutually acceptable response to the counterfeit Ivory in accordance with the counterfeit incident management process agreed to by the Parties. Such response may include further investigation, referral to drug regulatory authorities and/or law enforcement, cooperation with customs authorities, test purchases, obtaining of legal advice, sending a cease and desist letter and/or a decision not to take any action. In the event that the Parties cannot reach consensus as to the response to the counterfeit Ivory within sixty (60) days after written notice, or sooner if specifically required to preserve the right to act under Applicable Law, the Parties agree as follows: (i) Amgen will have the first right to take action with respect to such counterfeit Ivory, but only based on Product Trademarks and Amgen Housemarks, and shall not assert or otherwise rely on GSK Housemarks without GSK's prior written consent; and (ii) GSK will have the second right to take action with respect to such counterfeit Ivory where Amgen decides not to act, but only based on GSK Housemarks, and shall not assert or otherwise rely on Product Trademarks and/or Amgen Housemarks without Amgen's prior written consent; provided, that, in each case, the other Party will take reasonable steps, if and as directed by the Party wanting to take action and at such Party's sole expense, with respect to such suspected counterfeit Ivory. For the sake of clarity, nothing in this Section 10.2 shall in any way limit, nor is intended to so limit, the rights of Amgen with respect to any portion of the Ivory Intellectual Property as provided in other provisions of this Agreement, unless expressly agreed by the Parties in writing.”

3.	Section 9.11.3.2 of the Agreement is hereby amended to read in its entirety as follows:

“To Amgen. GSK hereby grants to Amgen a non-exclusive, royalty-free license to use the GSK Housemarks (i) as set forth in the Promotional Materials (including monographs) solely to Detail Ivory in the Collaboration Scope in accordance with the Brand Plan, Country Plans and this Agreement, and (ii) to the extent permissible in accordance with Applicable Law, on the labeling, packaging and package inserts for Ivory in the Collaboration Scope. Amgen's right to use the GSK Housemarks will terminate, on a country-by-country basis, when GSK's rights to promote Ivory in such country are terminated or expire; provided, that the license set forth in this Section 9.11.3.2 (To Amgen) will continue for a period of six (6) months thereafter to permit Amgen to use and distribute its inventory of labeling, packaging, package inserts and Promotional Materials (including monographs) containing GSK Housemarks in such country (or, where the on-hand inventory as of such termination or expiration of such labeling, packaging, package inserts or Promotional Materials (including monographs) cannot practically be used within such six (6) month period, such longer period as reasonably necessary to exhaust such inventory, but in no event longer than twelve (12) months), in connection with Amgen's Detailing of Ivory. Amgen will take all such steps as GSK may reasonably request to give effect to the termination of the license to the GSK Housemarks in the applicable country and to record any documents that may be required to evidence the termination of such license.”

4.	The last sentence of Section 14.9.2 is amended to read in its entirety as follows:

“Amgen's right to use the GSK Housemarks pursuant to Section 9.11.3.2  will survive expiration or termination of the Agreement as set forth in Section 9.11.3.2.”

5.	The Parties agree to add Gibraltar to the list of countries set forth on the Collaboration Territory Schedule.

6.
All other terms, conditions and provisions of the Agreement shall remain in full force and effect except as otherwise provided herein. All references to the “Agreement” therein shall mean the Agreement as amended by this Amendment.

7.	This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute a single instrument.

8.
This Amendment will be governed by, and enforced and construed in accordance with, the laws of the State of New York without regard to its conflicts of law provisions. The United Nations Convention for the International Sale of Goods will not apply to the transactions contemplated herein.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers or representatives.

AMGEN INC.

By: /s/ Rolf K. Hoffmann_______________

Name: Rolf K. Hoffmann

Title: Senior Vice President
International Commercial Ops

GLAXO GROUP LIMITED

By: /s/ Paul Williamson__________________

Name: Paul Williamson

Title: Corporate Director

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